March 26, 2025

First Trust Exchange-Traded Fund

120 East Liberty Drive, Suite 400

Wheaton, Illinois 60187

Re: 12b-1 Plan Extension Letter for First Trust Exchange-Traded Fund (the “Trust”)

Ladies and Gentlemen:

It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the shares of each series of the above-referenced Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), comprised of various exchange-traded funds (each, a “Fund,” and, collectively, the “Funds”) set forth on Exhibit A attached hereto, which may be supplemented to add new Funds.

It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the “Plan”) pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest (“Shares”) of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund’s average daily net assets.

The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each Fund.

Very Truly Yours,

First Trust Portfolios L.P.

  /s/ James M. Dykas

James M. Dykas, Chief Financial Officer,

Chief Operating Officer

Agreed and Acknowledged:

First Trust Exchange-Traded Fund

  /s/ Derek Maltbie

Derek Maltbie, Treasurer, Chief Financial

Officer and Chief Accounting Officer

Exhibit A

Funds	Dates
First Trust Exchange-Traded Fund
First Trust Capital Strength ETF	04/30/2026
First Trust Dow Jones Internet Index Fund	04/30/2026
First Trust Dow Jones Select MicroCap Index Fund	04/30/2026
First Trust Natural Gas ETF	04/30/2026
First Trust Water ETF	04/30/2026
First Trust Morningstar Dividend Leaders Index Fund	04/30/2026
First Trust NASDAQ-100 Equal Weighted Index Fund	04/30/2026
First Trust NASDAQ-100 Ex-Technology Sector Index Fund	04/30/2026
First Trust NASDAQ-100-Technology Sector Index Fund	04/30/2026
First Trust NASDAQ® ABA Community Bank Index Fund	04/30/2026
First Trust NASDAQ® Clean Edge® Green Energy Index Fund	04/30/2026
First Trust NYSE Arca Biotechnology Index Fund	04/30/2026
First Trust S&P REIT Index Fund	04/30/2026
First Trust US Equity Opportunities ETF	04/30/2026
First Trust Value Line® Dividend Index Fund	04/30/2026
First Trust Dividend Strength ETF	04/30/2026
First Trust Dow 30 Equal Weight ETF	04/30/2026
First Trust Lunt U.S. Factor Rotation ETF	04/30/2026
FT Vest Gold Strategy Quarterly Buffer ETF	04/30/2026
FT Vest Gold Strategy Target Income ETF	04/30/2026
First Trust Growth Strength ETF	04/30/2026
First Trust Indxx Aerospace & Defense ETF	04/30/2026
First Trust Bloomberg Inflation Sensitive Equity ETF	04/30/2026
First Trust S&P 500 Diversified Free Cash Flow ETF	04/30/2026
First Trust WCM Developing World Equity ETF	10/02/2026
First Trust WCM International Equity ETF	10/02/2024
FT Vest Bitcoin Strategy Floor15 ETF – April (BFAP)	03/26/2027
FT Vest Bitcoin Strategy & Target Income ETF (DFII)	03/26/2027